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                                                                   EXHIBIT 10.16

                                    GUARANTY
                                    --------


     This Guaranty (the "Guaranty") is made as of December 15, 1997 by R.R. Donnelley & Sons Company, a Delaware corporation (the "Guarantor"), in favor of Stream International Inc., a Delaware corporation (f/k/a Stream International Holdings Inc.) ("Stream"). Capitalized terms used herein but not otherwise defined herein shall have the respective meanings ascribed to them in that certain Contribution Agreement dated as of the date hereof (the "Contribution Agreement") among Stream, Stream International Services Corp., a Delaware corporation (f/k/a Stream International Inc.), Corporate Software & Technology, Inc., a Delaware corporation ("CST") and Corporate Software & Technology Holdings, Inc., a Delaware corporation ("CST Holdings"); provided that matters
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related to Taxes shall have the respective meanings ascribed to them in the Tax
Sharing Agreement dated as of the date hereof (the "Tax Sharing Agreement") among Stream, CST Holdings, CST, Modus Media International Holdings, Inc., a Delaware corporation ("MMI Holdings"), and Modus Media International, Inc., a Delaware corporation ("MMI").

     1. (a) In order to induce Stream to enter into the Contribution Agreement and the Tax Sharing Agreement and to effect the Drop-down and in consideration thereof, Guarantor hereby unconditionally and irrevocably guarantees to Stream and its subsidiaries and to its successors and/or assigns the payment as and when due of all the (i) Indemnifiable Losses required to be paid by CST Holdings or CST pursuant to Section 5.2 of the Contribution Agreement, (ii) Other Taxes for which CST Holdings or CST has indemnified any member of the Stream Group (as defined in the Tax Sharing Agreement) or otherwise agreed to pay to Stream pursuant to the Tax Sharing Agreement (the obligations described in clauses (i) and (ii) are hereinafter collectively referred to as the "Guaranteed General Obligations"); and (iii) Income Taxes for which CST Holdings or CST has indemnified any member of the Stream Group pursuant to the Tax Sharing Agreement (the "Guaranteed Income Tax Obligations"); provided that Guarantor shall have no obligation to guarantee payment of, or
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pay, any Guaranteed General Obligation to the extent such Guaranteed General
Obligation arises from or relates to (A) a claim asserted by a Claim Notice from a Stream International Indemnitee pursuant to Section 5.4.5 of the Contribution Agreement received by CST Holdings or CST after the third anniversary of the date hereof, (B) a claim asserted by a Third Party Claim Notice from a Stream International Indemnitee relating to a Third Party Claim pursuant to Section
5.4.1 of the Contribution Agreement received by CST Holdings or CST after the third anniversary of the date hereof, or (C) a claim asserted by a member of the Stream Group pursuant to the Tax Sharing Agreement after the third anniversary of the date hereof; provided, further, that notwithstanding anything in this
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Guaranty to the contrary, the maximum aggregate amount Guarantor shall be required to pay under this Guaranty in respect of Guaranteed General Obligations and under a similar guaranty dated as of the date hereof in favor of Stream with respect to MMI Holdings in respect of Guaranteed General Obligations (as defined
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therein), shall be $100,000,000, net of any such amount reimbursed to the
Guarantor by Stream, MMI Holdings, CST Holdings or their Subsidiaries (the "Maximum Liability"). For purposes of this Guaranty, a Third Party Claim Notice required pursuant to clause (B) of the preceding sentence is deemed to have been given as of the date hereof with respect to Liabilities related to State of
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Wisconsin Investment Board and Cede & Co. v. Corporate Software, Inc. filed on
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May 17, 1994 in the Delaware Court of Chancery regardless of when the case is ultimately resolved.

          (b) The Guaranteed General Obligations and the Guaranteed Income Tax Obligations are hereinafter collectively referred to as the "Guaranteed Obligations."

     2. Notwithstanding anything in this Guaranty to the contrary, Guarantor shall not be required to make payment of any particular Guaranteed Obligation until the earlier of the following shall have occurred: (i) with respect to such Guaranteed Obligation, the sixtieth (60th) day following the Due Date or the date payment thereof was due by CST Holdings or CST pursuant to the Tax Sharing Agreement, as the case may be, shall have elapsed and the Guaranteed Obligation shall not have been previously paid in full, or (ii) an Event of Bankruptcy (as defined below) shall have occurred with respect to CST Holdings, CST or any permitted successor to CST Holdings' or CST's obligations pursuant to the Contribution Agreement or the Tax Sharing Agreement, as the case may be; provided, however, that any claim by Stream against the Guarantor with respect
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to any Guaranteed Obligation relating to Taxes shall be accompanied by a writing from Stream, reasonably satisfactory to the Guarantor, setting forth the determination of any Tax Benefits (as defined in the Tax Reimbursement
Agreement) with respect to each taxable year or period ended prior to the time such claim is made (including, without limitation, relevant Tax Returns and Stream's or any accountant's workpapers, supporting documents or other information). Upon receipt of any writing described in the foregoing proviso clause, Stream and the Guarantor shall determine (1) the amount, if any, owing by the Guarantor under this Guaranty in respect of such claim and (2) assuming such amount were paid by the Guarantor to Stream, the amount, if any, owing by Stream to the Guarantor under Section 4 of the Tax Reimbursement Agreement. Within 30 days of such determinations (but in no event earlier than ten days prior to the date Stream is required to make payment of such claimed amount to a taxing authority), the Guarantor shall pay to Stream the excess, if any, of the amount determined under clause (1) over the amount determined under clause (2). For purposes of the Tax Reimbursement Agreement, Guarantor shall be treated as having paid to Stream an amount hereunder with respect to Taxes (in addition to amounts actually paid to Stream with respect to Taxes hereunder), and Stream shall be treated as having paid to Guarantor under Section 4(a) of the Tax Reimbursement Agreement, the amount described in clause (2).

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     3.   If Guarantor fails to promptly perform its obligations under this
Guaranty, Stream may from time to time, and without first requiring performance by CST Holdings or CST, bring any action at law or in equity or both to compel Guarantor to perform its obligations hereunder and to collect in any such action compensation for all loss, cost, damage, injury and expense sustained or incurred by Stream or its subsidiaries as a direct or indirect consequence of the failure of Guarantor to perform its obligations, together with interest thereon at the lesser of (a) 10% per annum or (b) the maximum rate permitted by applicable law.

     4. Guarantor hereby waives: (a) any defense based upon any legal disability or other defense of CST Holdings or its Subsidiaries or any other Person or by reason of the cessation or limitation of the liability of CST Holdings or its Subsidiaries from any cause (including improper or impermissible assignment to or assumption by CST Holdings or its Subsidiaries of any Guaranteed Obligations) other than full payment of all sums payable in respect of the Guaranteed Obligations; (b) any defense based upon any lack of authority of the officers, directors or agents acting or purporting to act on behalf of CST Holdings or its Subsidiaries or any other Person which may have created any Guaranteed Obligation or any defect in the formation of CST Holdings or its Subsidiaries or any other Person which may have created any Guaranteed Obligation; (c) any defense based upon Stream's election of any remedy against Guarantor, MMI Holdings, CST Holdings or their Subsidiaries; (d) any defense based upon Stream's failure to disclose to Guarantor any information concerning CST Holdings' or CST's financial condition or any other circumstance bearing on CST Holdings' or CST's ability to pay all sums payable in respect of the Guaranteed Obligations; (e) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other respect more burdensome than that of a principal; (f) presentment, demand, protest and notice of any kind; (g) the benefit of any statute of limitations affecting the liability of Guarantor hereunder or the enforcement thereof; and (h) to the extent permitted by applicable law, all principles or provisions of law which conflict with the terms of this Guaranty.

     5. Guarantor warrants and acknowledges that (a) Stream would not have entered into the Contribution Agreement and the Tax Sharing Agreement but for this Guaranty; (b) there are no conditions precedent to the effectiveness of this Guaranty, and this Guaranty shall be in full force and effect and binding on Guarantor as of the date hereof; (c) Guarantor has established adequate means of obtaining from sources other than Stream, on a continuing basis, financial and other information pertaining to CST Holdings' and CST's financial condition and the status of CST Holdings' and CST's performance of obligations imposed by the Contribution Agreement and the Tax Sharing Agreement, and Stream has made no representation to Guarantor concerning any such matters; and (d) Guarantor has reviewed a copy of the Contribution Agreement and the Tax Sharing Agreement and is fully informed of the remedies Stream may pursue in the event of a default thereunder.

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     6.   This is a guaranty of payment and not of collection and the obligations of Guarantor hereunder shall be in addition to and shall not limit or in any way affect the obligations of Guarantor under any other existing or future guaranties unless said other guaranties are expressly modified or revoked in writing. This Guaranty is independent of the obligations of CST Holdings or CST under the Contribution Agreement and the Tax Sharing Agreement. Stream may bring a separate action to enforce the provisions hereof against Guarantor without taking action against CST Holdings, CST or any other party or joining CST Holdings, CST or any other party as a party to such action.

     7. As used in this Guaranty, "Event of Bankruptcy" means as to CST Holdings, CST or any permitted successor to CST Holdings' obligations under the Contribution Agreement or the Tax Sharing Agreement (1) the filing of a voluntary petition in bankruptcy or for reorganization or for the adoption of an arrangement under the Federal Bankruptcy Code (as now or in the future amended) or an admission seeking the relief therein provided; (2) the making of a general assignment for the benefit of its creditors; (3) the consent to the appointment of a receiver for all or a substantial part of its property; (4) in case of the filing of an involuntary petition in bankruptcy, the failure to effect a full dismissal of such petition prior to the earlier of the entry of any order granting relief sought in the involuntary petition or sixty (60) days after the date of filing of the petition; (5) the entry of a court order appointing a receiver or trustee for all or a substantial part of its property without its consent; or (6) the assumption of custody or sequestration by a court of competition jurisdiction of all or substantially all of its property.

     8. If any attorney is engaged by Stream to enforce or defend any provisions of the Guaranty, with or without the filing of any legal action or proceeding, Guarantor shall pay to Stream, immediately upon demand, the amount of all reasonable attorneys' fees and out-of-pocket costs incurred by Stream in connection herewith.

     9. Guarantor's performance of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge Guarantor's liability for that portion of the Guaranteed Obligations which are not performed. Without in any way limiting the generality of the foregoing, in the event that Stream is awarded a judgment in any suit brought to enforce Guarantor's covenant to perform a portion of the Guaranteed Obligations, such judgment shall in no way be deemed to release Guarantor from its covenant to perform any portion of the Guaranteed Obligations which are not the subject of such suit.

     10. This Guaranty shall be binding upon Guarantor, its representatives, successors and assigns (including any acquirer of substantially all of Guarantor's assets) and shall inure to the benefit of and shall be enforceable by Stream and its successors and assigns. Notwithstanding the foregoing, this Guaranty may not be

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assigned by Guarantor without the prior written consent of Stream. Any permitted assignee and any successor of Guarantor (including any acquirer of substantially all of Guarantor's assets) must agree in writing to be bound by this Guaranty.

     11. This Guaranty shall survive the merger, sale or liquidation of CST Holdings or CST. This Guaranty shall not be impaired by any modification, release or other alteration of any portion of the Guaranteed Obligations, nor by any agreement with, or release of, CST Holdings, CST or any other Person; provided, however, that the Guarantor shall be released from its obligations
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hereunder to the extent that any such modification, release or other alteration releases Stream and its Subsidiaries from Liability and; provided, further,
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that if Stream releases CST Holdings and CST from any Guaranteed Obligation, the
Guarantor shall be released from its obligations hereunder with respect to such Guaranteed Obligation to the same extent (but only to the same extent) that Stream has released CST Holdings and CST from such Guaranteed Obligation.

     12. If any provision of this Guaranty shall be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, that portion shall be deemed severed from this Guaranty and the remaining parts shall remain in full force as though the invalid, illegal or unenforceable portion had never been part of this Guaranty.

     13. This Guaranty shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts.


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     IN WITNESS WHEREOF, Guarantor has executed this Guaranty as of the date appearing on the first page of this Guaranty.

                              R.R. DONNELLEY & SONS COMPANY, a
                              Delaware corporation


                              By: /s/ C. A. Francis
                                  -------------------------------
                                  Name:  C. A. Francis
                                  Title: Executive V.P. and Chief
                                         Financial Officer

ACCEPTED AND AGREED:

STREAM INTERNATIONAL INC.


By: /s/ Judith G. Salerno
   -----------------------------
     Name:  Judith G. Salerno
     Title: President

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